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EXHIBIT 5.1

[PERKINS COIE LETTERHEAD]

May 30, 2003

CompuMed, Inc.
5777 West Century Blvd, Suite 1285
Los Angeles, California 90045

Re:
Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to CompuMed, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), that you are filing with the Securities and Exchange Commission with respect to up to 4,100,000 shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), that may be issued as follows: up to 600,000 shares that may be issued upon exercise of outstanding stock options granted under the CompuMed, Inc. 2002 Stock Option Plan (the "2002 Plan") and up to 3,500,000 shares that may be issued under the CompuMed, Inc. 2003 Stock Incentive Plan (the "2003 Plan"). We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion.

        We are of the opinion that any of the Shares that may be issued and sold by the Company pursuant to the 2003 Plan or upon exercise of the outstanding options under the 2002 Plan have been duly authorized and, upon due execution by the Company of certificates representing such Shares, the registration by its registrar of such Shares and the sale thereof, and the receipt of consideration therefor, by the Company in accordance with the terms of the Plan under which such Shares are issued, such Shares will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ PERKINS COIE LLP

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EXHIBIT 5.1